                                                                    EXHIBIT 10.1



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                                CREDIT AGREEMENT

                                 BY AND BETWEEN

                        DIAMOND MULTIMEDIA SYSTEMS, INC.

                                       AND

                                 S3 INCORPORATED











                                  -------------

                            DATED AS OF JUNE 11, 1999

                                  -------------


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
                                TABLE OF CONTENTS

                                                                                            Page
                                                                                            ----
ARTICLE 1      DEFINITIONS...................................................................1
        1.1    Definitions...................................................................1
        1.2    Accounting Terms..............................................................6

ARTICLE 2      LOANS.........................................................................6
        2.1    Loans.........................................................................6
               (a)    Loans..................................................................6
               (b)    Note...................................................................6
               (c)    Borrowing Procedures for Loan..........................................6
        2.2    Interest......................................................................6
               (a)    Interest Rate..........................................................6
               (b)    Payment of Interest....................................................6
               (c)    Computation of Interest................................................7
               (d)    Excess Interest........................................................7
        2.3    Payments of Principal.........................................................8
               (a)    Repayment..............................................................8
               (b)    Prepayment of Loan.....................................................8
               (c)    Payments...............................................................8
               (d)    Offset.................................................................8

ARTICLE 3      CONDITIONS OF CLOSING AND LOANS...............................................8
        3.1    Closing.......................................................................8
        3.2    Conditions to First Loan......................................................8
               (a)    Closing Documents......................................................9
               (b)    No Existing Default....................................................9
               (c)    Representations and Warranties Correct.................................9
               (d)    Consents and Approvals.................................................9
               (e)    Litigation.............................................................9
        3.3    Conditions to Second Loan.....................................................9
               (a)    Merger Agreement and Warrant......................................... 10
               (b)    No Existing Default.................................................. 10
               (c)    Representations and Warranties Correct............................... 10
               (d)    Borrowing Request and Note........................................... 10
               (e)    No Material Adverse Change........................................... 10
        3.4    Conditions to Third Loan.................................................... 10
               (a)    Closing Documents.................................................... 10
               (b)    No Existing Default.................................................. 11
               (c)    Representations and Warranties Correct............................... 11
               (d)    Borrowing Request and Note........................................... 11
               (e)    No Material Adverse Change........................................... 11
               (f)    Payment of Taxes..................................................... 11
        3.5    Conditions for the Benefit of the Lender.................................... 11

ARTICLE 4      REPRESENTATIONS AND WARRANTIES OF THE BORROWER.............................. 11
        4.1    Organization of Borrower.................................................... 11
        4.2    Requisite Power............................................................. 11
        4.3    No Conflict................................................................. 12

        4.4    Authorities................................................................. 12
        4.5    No Event of Default......................................................... 12
        4.6    Subsidiaries................................................................ 12
        4.7    Indebtedness................................................................ 13
        4.8    Intellectual Property Rights................................................ 13
        4.9    Litigation.................................................................. 13
        4.10   Taxes....................................................................... 13
        4.11   Title to Property........................................................... 14
        4.12   Leaseholds.................................................................. 14
        4.13   Insurance................................................................... 14
        4.14   Labor Matters............................................................... 14
        4.15   SEC Filings................................................................. 15
        4.16   Financial Statements........................................................ 15
        4.17   Absence of Certain Changes.................................................. 15
        4.18   No Undisclosed Material Liabilities......................................... 16
        4.19   Employee Benefit Plans...................................................... 16
        4.20   Compliance With Laws........................................................ 17
        4.21   Environmental Laws.......................................................... 17
        4.23   Statutory Regulation........................................................ 18
        4.24   Use of Proceeds............................................................. 18

ARTICLE 5      AFFIRMATIVE COVENANTS....................................................... 18
        5.1    Accounting Records.......................................................... 18
        5.2    Financial Statements and Notices............................................ 18
        5.3    Access...................................................................... 19
        5.4    Maintenance of Existence.................................................... 19
        5.5    Qualifications To Do Business............................................... 19
        5.6    Insurance................................................................... 19
        5.7    Collateral.................................................................. 20
        5.8    Taxes and Other Liabilities................................................. 20
        5.9    Governmental Approvals...................................................... 20
        5.10   Compliance With Governmental Approvals and Governmental Requirements........ 20
        5.11   Prevent Contamination....................................................... 20
        5.12   Liens and Perfection........................................................ 20
        5.13   Change of Location.......................................................... 21

ARTICLE 6      NEGATIVE COVENANTS.......................................................... 21
        6.1    Mergers..................................................................... 21
        6.2    Restricted Payments......................................................... 21
        6.3    Change of Name, Etc......................................................... 21
        6.4    Accounting Policies......................................................... 21
        6.5    Liens....................................................................... 21
        6.6    Contingent Obligations...................................................... 21
        6.7    Indebtedness................................................................ 22
        6.8    Sale of Assets.............................................................. 22
        6.9    Loans to Affiliates......................................................... 22
        6.10   Certain ERISA Payments...................................................... 22
        6.11   No Solicitation............................................................. 22

ARTICLE 7      EVENTS OF DEFAULT........................................................... 23
        7.1    Events of Default........................................................... 23

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
        7.2    Termination of Commitment and Acceleration.................................. 25

ARTICLE 8      MISCELLANEOUS............................................................... 25
        8.1    Successors and Assigns...................................................... 25
        8.2    No Implied Waiver........................................................... 25
        8.3    Amendments; Waivers......................................................... 25
        8.4    Remedies Cumulative......................................................... 25
        8.5    Severability................................................................ 25
        8.6    Costs, Expenses and Attorneys' Fees......................................... 25
        8.7    Indemnification............................................................. 26
        8.8    Notices..................................................................... 26
        8.9    Interpretation.............................................................. 27
        8.10   Governing Law and Consent to Jurisdiction................................... 27
        8.11   Counterparts................................................................ 28
        8.12   Headings.................................................................... 28
        8.13   Survival.................................................................... 28
        8.14   Calculations................................................................ 28
        8.15   Confidential................................................................ 28


Exhibit A      Note
Exhibit B      Borrowing Request
Exhibit C      Security Agreement
Exhibit D      Patent, Trademark and Copyright Collateral Assignment
Exhibit E      Pledge Agreement
Exhibit F      Officer's Certificate
Exhibit G      Opinion of Counsel to Borrower

                                CREDIT AGREEMENT


        THIS CREDIT AGREEMENT is dated as of June 11, 1999, by and between DIAMOND MULTIMEDIA SYSTEMS, INC., a Delaware corporation, and S3 INCORPORATED, a Delaware corporation,

                              W I T N E S S E T H:

        WHEREAS, Diamond Multimedia Systems, Inc. desires to borrow an amount not exceeding in the aggregate twenty million dollars ($20,000,000) from S3 Incorporated, and S3 Incorporated is prepared to make such a loan upon the terms and conditions hereof:

        NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:


                                    ARTICLE 1

                                   DEFINITIONS

        1.1 Definitions. Except as otherwise expressly provided or unless the context otherwise requires, the terms defined in this Section 1.1 shall, for all purposes of this Agreement, have the meanings herein specified, the following, definitions being equally applicable to the singular and plural forms of any of the terms herein defined:

        "Acceleration" means that the Loans (i) shall not have been paid at the Final Maturity Date or (ii) shall have become due and payable prior to their stated maturity pursuant to Section 7.2 hereof.

        "Affiliate" means with respect to any Person (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, ten percent (10%) or more of the capital stock having ordinary voting power in the election of directors of such Person, (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person or (iii) each of such Person's officers, directors, joint venturers and partners. For the purposes of this definition, the term "control" (including with correlative meanings the terms "controlling," "controlled by" and "under common control with") as applied to any Person shall mean the possession, directly or indirectly beneficially, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

        "Agreement" means this Credit Agreement between the Borrower and the Lender (including the Schedules and Exhibits hereto), as originally executed or as it may from time to time be supplemented, modified or amended as provided herein.

        "Authorized Officer" means an officer of the Borrower designated in the latest Certificate of Incumbency executed by or on behalf of the Borrower. The Lender shall be entitled to conclusively rely on the latest such Certificate of Incumbency delivered to it.

        "Borrower" means Diamond Multimedia Systems, Inc., a Delaware corporation.

        "Borrowing Request" means each request by the Borrower for a Loan as specified in such request, which shall be in the form of Exhibit B attached hereto. Each Borrowing Request shall be accompanied by the documents which are required to substantiate such request.

        "Business Day" means a day other than a Saturday, Sunday or any other day on which commercial banks in San Francisco, California are required or authorized to be closed.

        "Capitalized Lease Obligation" means any lease obligation that, in accordance with GAAP, is required to be shown as a liability on the financial statements of the lessee. The amount of a Capitalized Lease Obligation shall be the amount required by GAAP so to be shown.

        "Certificate of Incumbency" means the latest Certificate of Incumbency executed by or on behalf of the Borrower and delivered to the Lender.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Collateral" means the property, real or personal, in which the Lender has a security interest under the Security Documents.

        "Contingent Obligation" means, as applied to any Person, without duplication, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including, without limitation, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet item, level of income or other financial condition of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation, services or lease regardless of the nondelivery or nonfurnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof. The amount of any Contingent Obligation shall be equal to the actual amount of the obligation so guaranteed or otherwise supported.

        "Disclosure Letter" means the letter delivered by the Borrower to the Lender immediately prior to the execution of this Agreement, and signed by an Authorized Officer of the Borrower.

        "Effective Date" means the date specified as such in Section 3.1 hereof.

        "Environmental Laws" means any federal, state, local and foreign statutes, laws (including, without limitation, common law), judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits, governmental agreements or governmental restrictions relating to human health and safety, the environment or to pollutants, contaminants, wastes, or chemicals.

        "Existing Debt" means the Indebtedness of the Borrower and its Subsidiaries (a) to Finova Capital Corporation ("FINOVA") under the Loan and Security Agreement dated January 21, 1999 between Finova and the Borrower, the Secured Revolving Credit Note in an original principal amount of $50,000,000 dated January 21, 1999 by the Borrower in favor of Finova, (b) loans in a principal amount not to exceed DM10,000,000 to the Borrower and Spea Software Gmbh from BHF Bank, and (c) loans in a principal amount of 350,000,000 Japanese Yen (approximately $2,900,000) to the Borrower's Japanese Subsidiary, Diamond MultiMedia Systems, KK from Sanwa Bank, Ltd., which loans are guaranteed by the Borrower and for which the Borrower has posted a standby letter of credit issued by Imperial Bank.

        "Event of Default" shall have the meaning set forth in Article 7 hereof.

        "Final Maturity Date" means June 10, 2000.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

        "Incipient Default" means any event which, upon the lapse of time or the giving of notice or both, would constitute an Event of Default.

        "Indebtedness" of a Person means (a) any obligation of such Person for borrowed money; (b) any obligation of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) any obligation of such Person to pay the deferred purchase price of property or for services (other than in the ordinary course of business); (d) any Capitalized Lease Obligation of such Person; (e) any obligation or liability of others secured by a lien on any asset of such Person, whether or not such obligation or liability is assumed; (f) indebtedness of such Person consisting of reimbursement obligations under letters of credit issued for the account of such person; and (g) any other obligation or liability which is required by GAAP to be shown as part of the Consolidated Liabilities on a consolidated balance sheet of such Person.

        "Lender" means S3 Incorporated, a Delaware corporation.

        "Lien" means any interest in property securing an obligation, whether such interest is based on common law, statute or contract, and including but not limited to any security interest or lien arising from a mortgage, encumbrance, pledge, charge, easement, servitude, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall also include reservations, exceptions, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting property.

        "Loan" means a loan made pursuant to Section 2.1 hereof.

        "Loan Documents" means this Agreement, the Notes, the Security Documents, powers of attorney, consents, assignments, contracts, notices, leases, financing statements, reimbursement agreements, certificates, statements, reports and notices and all other writings heretofore, now or hereafter executed by, on behalf of or for the benefit of the Borrower and delivered to the Lender pursuant to or in connection with this Agreement or the transactions contemplated hereby, together with all amendments, modifications and supplements thereto.

        "Material Adverse Change" means any change, violation, inaccuracy, circumstance or effect that is materially adverse to the business, properties, assets (including intangible assets), liabilities, capitalization or financial condition of the Borrower and its Subsidiaries, taken as a whole, as the case may be; provided, however, that the following shall not be taken into account in determining whether there has been or could or would be a "Material Adverse Effect" on or with respect to a party: (i) any occurrences relating to the economy of the United States in general or the economies in which such entity operates or the multimedia and connectivity products for personal computer industry in general and not specifically relating to such party, (ii) the delay or cancellation of orders for such party's products from customers or distributors (or other resellers) directly attributable to the announcement of this Agreement, the Merger Agreement or the consummation of the transactions thereunder, (iii) the lack of or delay in availability of components or raw materials from such party's suppliers directly attributable to the announcement of this Agreement or the Merger Agreement, (iv) any litigation brought or threatened against a party or any officer or member of the Board of Directors of such party in respect of this Agreement or the Merger Agreement (including any stockholder class action litigation arising from allegations or a breach of fiduciary duty relating to this Agreement), (v) changes in trading prices for such party's securities, and (vi) the loss of employees as a result of reduction in force that are mutually agreed upon by the Borrower and the Lender.

        "Maturity" means any date on which the Loan or any portion thereof becomes due and payable whether as stated, by acceleration or otherwise.

        "Maturity Triggering Event" shall mean an event or series of related events as a result of which (i) any person or "group" (as such term is defined under section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder), other than the Lender or any Affiliate of the Lender, becomes the beneficial owner of shares of the Borrower representing more than fifty percent (50%) of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the Borrower ("Voting Securities"), or (ii) the Borrower consolidates with or merges with or into or effects a business combination or similar transaction with another entity, or conveys, transfers or leases all or substantially all of its assets to any person, other than in each case with the Lender or any affiliate of the Lender, and, in the case of any such transaction, the stockholders of the Borrower immediately prior to such transaction do not own, immediately after such transaction, at least a majority of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors or similar managing authority of the surviving or resulting entity in such transaction in substantially the same proportion as their ownership of Voting Securities immediately before such transaction.

        "Note" means one of the Borrower's promissory notes substantially in the form of Exhibit A attached hereto, evidencing the Loan as provided in Section 2.1(b) hereof.

        "Obligations" means all loans, advances, debts, liabilities obligations, covenants and duties owing to the Lender by the Borrower of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under this Agreement, either of the Notes, the Security Documents, or any of the other Loan Documents, whether or not for the payment of money, arising by reason of an extension of credit, absolute or contingent, due or to become due, now existing or hereafter arising, including all principal, interest, charges, expenses, fees, attorneys' fees and disbursements and any other sum chargeable to the Borrower under this Agreement or any other Loan Document.

        "Other Assurances" means any agreement, instrument, conveyance, mortgage, pledge, hypothecation or other document executed and delivered pursuant to Section 5.12 hereof (as amended, modified or supplemented from time to time).

        "Patent, Trademark and Copyright Assignment" means the Patent Collateral Assignment in the form attached hereto as Exhibit D.

        "PBGC" means the Pension Benefit Guaranty Corporation and any successor to all or any part of such corporation's functions under ERISA.

        "Permitted Liens" means: (a) the Liens created under the Security Documents; (b) carriers', warehousemen's, mechanics', landlords', materialmen's, suppliers', tax, assessment, governmental and other like liens and charges arising in the ordinary course of business securing obligations that are not incurred in connection with the obtaining of any advance or credit and which are not overdue, or are being contested in good faith by appropriate proceedings, provided that, in accordance with GAAP, adequate reserves have been set aside on the books of the Borrower for the eventual payment thereof in the event it is determined that such obligations are payable by the Borrower; (c) Liens arising in connection with worker's compensation, unemployment insurance, appeal and release bonds and progress payments under government contracts; (d) any "banker's lien" or similar right of offset; (e) any lien arising in connection with a Capitalized Lease Obligation not prohibited hereunder on the asset which is the subject of the related lease; (f) Liens for any Taxes, or other governmental charges, either not delinquent or secured by a bond reasonably acceptable to the Lender or not yet due and being contested in good faith and by appropriate proceedings, so long as (x) such proceedings shall not involve any substantial danger of the sale, forfeiture or loss of a material portion of the Collateral or have a Material Adverse Effect on the Borrower, or (y) a bond or other security acceptable to the Lender, in its sole discretion, has been posted or provided in such manner and amount as to assure the Lender that any amounts determined to be due will be promptly paid in full when such contest is determined; and (g) Liens existing on the Effective Date in favor of holders of Existing Debt, (h) purchase money security interests in specific equipment, (i) leases of specific equipment, (j) Liens existing on equipment at the time of its acquisition or lease by the Borrower, provided that the Lien is confined solely to equipment and improvements acquired prior to January 21, 1999, (k) any judgment that does not otherwise cause an Event of Default, unless the judgment is not discharged or the execution thereof effectively stayed and bonded against pending appeal within 30 days of the entry thereof, (l) licenses granted to others on the Borrower's intellectual property that do not interfere in any material respect with the business of the Borrower, and (m) easements, rights of way, servitudes or zoning or building restrictions and other minor encumbrances on real property and irregularities in the title to such property which do not in the aggregate materially impair the use or value of such property or risk the loss or forfeiture of title thereto.

        "Person" means any individual, corporation, partnership, trust, joint stock company, unincorporated organization, association or other entity or organization, including any government, political subdivision, agency or instrumentality thereof.

        "Pledge Agreement" means the Pledge Agreement substantially in the form attached hereto as Exhibit E.

        "Restricted Payment" means, as applied to the Borrower, (a) any dividend or other distribution on any of the shares now or hereafter outstanding of the capital stock of the Borrower or return of capital to its stockholders as such; and (b) any purchase or other acquisition for value of (i) any shares of the capital stock of the Borrower (except shares acquired solely upon the conversion thereof into other shares of its capital stock) or (ii) any security convertible into, or any option, warrant or other right to acquire, shares of the capital stock of the Borrower.

        "Security Agreement" means the Security Agreement substantially in the form of Exhibit C attached hereto.

        "Security Documents" means the Security Agreement, the Pledge Agreement, the Patent, Trademark and Copyright Security Agreement and the Other Assurances.

        "Subsidiary" means any corporation, partnership, joint venture, association or other business entity of which the Borrower now or hereafter owns, directly or indirectly, securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other governing body thereof.

        "Taxes" means any and all governmental or quasi-governmental fees (including, without limitation, license, filing and registration fees), taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, withholding, social security (or similar), unemployment, occupation, use, service, service use, license, net worth, payroll, franchise, severance, transfer, recording, employment, premium, windfall profits, environmental (including taxes under section 59A of the Code, as amended), customs duties, capital stock, profits, disability, sales, registration, value added, alternative or add-on minimum, estimated or other taxes, assessments or charges imposed by any federal, state, local or foreign governmental entity and any interest, penalties, or additions to tax attributable thereto.

        1.2 Accounting Terms. Each accounting term not defined herein and each accounting term partly defined herein to the extent not defined shall be construed in accordance with GAAP.

                                    ARTICLE 2

                                      LOANS

        2.1 Loans.

        (a) Loans. Subject to all of the terms and conditions of this Agreement, the Lender agrees to make three loans (the "LOANS") to the Borrower in the aggregate amount not to exceed twenty million dollars ($20,000,000) each to be governed by the terms and conditions of, and repaid in accordance with, this Agreement. The first Loan, in an amount not to exceed five million dollars ($5,000,000), will be made upon satisfaction of the conditions specified in
Section 3.2. The second Loan, in an amount not to exceed five million dollars ($5,000,000), will be made as soon as reasonably practicable after the conditions set forth in Section 3.3 have been satisfied. The third Loan, in an amount not to exceed ten million dollars ($10,000,000), will be made as soon as reasonably practicable after the conditions set forth in Section 3.4 have been satisfied. The Lender shall have no obligation to make the second Loan after July 1, 1999 and the third Loan after September 30, 1999. Amounts repaid in respect of the Loans (whether repaid when due or prepaid) may not be reborrowed.

        (b) Notes. Each Loan made by the Lender shall be evidenced by a single promissory note of the Borrower, such note to be substantially in the form attached hereto as Exhibit A, dated the date on which such Loan is made, payable to the order of the Lender and in a principal amount equal to the amount of such Loan and otherwise duly completed. On the date on which the Borrower submits a Borrowing Request for a Loan, the Borrower shall deliver the Note to the Lender.

        (c) Borrowing Procedures for Loan. The Borrower shall give the Lender written notice of its request for the first and second Loans no later than 11 a.m. on the Business Day on which the Loan requested is to be made and two (2) Business Days' written notice of its request for the third Loan, specifying in each case the information required by the form of Borrowing Request attached hereto as Exhibit B. No Borrowing Request may be delivered to the Lender after the date falling thirty (30) days after the Effective Date. Subject to the Lender's receipt of a Borrowing Request, and satisfaction of the other conditions specified in Article 3 hereof on the date requested, the Lender shall wire transfer the portion of the Loan so requested as specified in the Borrowing Request.

        2.2 Interest.

        (a) Interest Rate. The Obligations shall bear interest from the date of disbursement on the unpaid principal amount thereof until such amount shall become due and payable (whether upon Maturity, by Acceleration or otherwise) at the lesser of the "Prime Rate" or the maximum permitted by law. Upon Maturity, the Loans (or such portion thereof as has so become due and payable) shall, to the extent permitted by applicable law, bear interest at a rate equal to the lesser of the Prime Rate plus two percentage points per annum or the maximum permitted by law. "Prime Rate" is a per annum rate equal to the rate of interest published in the "Money Rates" section of The Wall Street Journal as the "prime rate" (the "PRIME RATE"). The interest rate chargeable hereunder in respect of the Loans shall be increased or decreased, as the case may be, without notice or demand of any kind, upon the announcement of any change in the Prime Rate. Each change in the Prime Rate shall be effective hereunder on the first day following the announcement of such change.

        (b) Payment of Interest. Interest on the average daily balance of the principal outstanding on the Loan shall be payable in arrears on the last day of each month and on the Final Maturity Date.

        (c) Computation of Interest. Interest shall be computed for the actual number of days elapsed on the basis of a year consisting of three hundred sixty-five (365) days.

        (d) Excess Interest. The contracted for rate of interest of the Loans contemplated hereby, without limitation, shall consist of the following: (i) the interest rate set forth in
Section 2.1(a), calculated and applied to the principal balance of the Obligations in accordance with the provisions of this Agreement; (ii) interest after an Event of Default, calculated and applies to the amount of the Obligations in accordance with the provisions hereof, and (iii) all Additional Sums (as herein defined), if any. The Borrower agrees to pay an effective contracted for rate of interest which is the sum of the above-referenced elements. The other charges, goods, things in action or any other sums or things of value paid or payable by Borrower (collectively, the "ADDITIONAL SUMS"), whether pursuant to this Agreement or any other documents or instruments in any way pertaining to this lending transaction or otherwise with respect to this lending transaction, that under any applicable law may be deemed to be interest with respect to this lending transaction, for the purpose of any applicable law that may limit the maximum amount of interest to be charged with respect to this lending transaction, shall be payable by Borrower as, and shall be deemed to be, additional interest and for such purposes only, the agreed upon and "contracted for rate of interest" of this lending transaction shall be deemed to be increased by the rate of interest resulting from the inclusion of the Additional Sums.

        (e) It is the intent of the parties to comply the usury laws of the State of California (the "APPLICABLE USURY LAW"). Accordingly, it is agreed that notwithstanding any provisions to the contrary in this Agreement, or in any of the documents securing payment hereof or otherwise relating hereto, in no event shall this Agreement or such documents require the payment or permit the collection of interest in excess of the maximum contract rate permitted by the Applicable Usury Law (the "MAXIMUM INTEREST RATE"). In the event (i) any such excess of interest otherwise would be contracted for, charged or received from the Borrower or otherwise in connection with the loan evidenced hereby, or (ii) the maturity of the Obligations is accelerated in whole or in part, or (iii) all or part of the Obligations shall be prepaid, so that under any of such circumstances the amount of interest contracted for, shared or received in connection with the loan evidenced hereby, would exceed the Maximum Interest Rate, then in any such event (A) the provisions of this paragraph shall govern and control, (B) neither Borrower nor any other Person now or hereafter liable for the payment of the Obligations shall be obligated to pay the amount of such interest to the extent that it is in excess of the Maximum Interest Rate, (C) any such excess which may have been collected shall be either applied as a credit against the then unpaid principal amount of the Obligations or refunded to the Borrower, at the Lender's option, and (D) the effective rate of interest shall be automatically reduced to the Maximum Interest Rate. It is further agreed, without limiting the generality of the foregoing, that to the extent permitted by the Applicable Usury Law; (x) all calculations of interest which are made for the purpose of determining whether such rate would exceed the Maximum Interest Rate shall be made by amortizing, prorating, allocating and spreading during the period of the full stated term of the loan evidenced hereby, all interest at any time contracted for, charged or received from the Borrower or otherwise in connection with such loan: and (y) in the event that the effective rate of interest on the loan should at any time exceed the Maximum Interest Rate, such excess interest that would otherwise have been collected had there been no ceiling imposed by the Applicable Usury Law shall be paid to the Lender's from time to time, if and when the effective interest rate on the loan otherwise falls below the Maximum Interest Rate, to the extent that interest paid to the date of calculation does not exceed the Maximum Interest Rate, until the entire amount of interest which would otherwise have been collected had there been no ceiling imposed by the Applicable Usury Law has been paid in full. The Borrower further agrees that should the Maximum Interest Rate be increased at any time hereafter because of a change in the Applicable Usury Law, such increases shall apply to all indebtedness evidenced hereby regardless of when incurred; but, again to the extent not prohibited by, the Applicable Usury Law, should the Maximum Interest Rate be decreased because of a change in the Applicable Usury Law, such decreases shall not apply to the indebtedness evidenced hereby regardless of when incurred.

        2.3  Payments of Principal.

        (a) Repayment. The Borrower shall repay the principal amount of the Loan on the Final Maturity Date.

        (b) Prepayment of Loan. The Loans are subject to prepayment as follows:

               (i) The Borrower may prepay the Loans in part or whole at any time without penalty or premium.

               (ii) The Borrower shall promptly prepay the interest accrued on and the principal outstanding of the Loans upon the occurrence of a Maturity Triggering Event or a sale by the Borrower of substantially all of its assets.

               (iii) The Borrower shall, to the extent permitted by the Existing Debt, promptly prepay the interest accrued on and the principal outstanding of the Loans from the net cash proceeds of any equity in the Borrower issued thereby or of any Indebtedness incurred by the Borrower which is subordinate to the Obligations.

        (c) Payments. All payments of interest on and principal amounts of the Loans and other amounts payable by the Borrower hereunder shall be in United States Dollars, in immediately available funds, to Wells Fargo Bank, 121 Park Center Plaza, San Jose, CA 95113, ABA Routing No. 121000248, for credit to the Lender's account No. 4572045219, not later than 2:00 p.m. San Francisco, California time on the date on which such payment is due. All (whether or not scheduled) payments received after 2:00 p.m. San Francisco, California time shall be considered to have been received the next Business Day. The Borrower shall give the Lender notice on the date of any prepayments. Whenever any payment falls on a day which is not a Business Day, such payment shall be made the next succeeding Business Day, such extension of time shall be included in the computation of interest. The Lender is hereby authorized to note the date, amount and interest rate of the Loan and each payment of principal and interest with respect thereto on the Lender's books and records (either manually or by electronic entry), which notation shall be presumptive evidence of the information noted absent manifest error.

        (d) Offset. In addition to and not in limitation of all rights of offset that the Lender may have under applicable law, the Lender, upon the occurrence and during the continuance of an Acceleration, shall have the right to appropriate and apply to the payment of all Obligations any and all balances, credits or moneys of the Borrower then or thereafter with the Lender.


                                    ARTICLE 3

                         CONDITIONS OF CLOSING AND LOANS

        3.1 Closing. The execution and delivery of the Loan Documents by all of the parties thereto shall take place on June 11, 1999 or such later date as shall be agreed to by the Lender and the Borrower (the "EFFECTIVE DATE"), at the offices of Pillsbury Madison & Sutro LLP, 2550 Hanover Street, Palo Alto, California 94304.

        3.2 Conditions to First Loan. The obligation of the Lender to disburse any portion of the first Loan shall be subject to the prior or contemporaneous satisfaction of each of the following conditions precedent:

        (a) Closing Documents. The Lender shall have received all of the following, each duly executed (where appropriate) and dated as of the Effective Date (or such earlier date as shall be satisfactory to the Lender), in form and substance satisfactory to the Lender:

               (i) This Agreement.

               (ii) The Borrowing Request for the first Loan.

               (iii) The Note for the first Loan.

               (iv) The Common Stock Purchase Warrant granted by the Borrower, as issuer, to the Lender, as purchaser.

               (v) A certificate of the Secretary or an Assistant Secretary of the Borrower as to (A) the Borrower's bylaws, (B) authorization of the execution, delivery and performance of this Agreement and all of the other Loan Documents executed by the Borrower (including action of shareholders where required) and (C) the incumbency and signatures of Authorized Officers authorized to act hereunder and thereunder.

               (vi) A certificate, in the form of Exhibit F attached hereto, signed by a Authorized Officer of the Borrower, stating (A) that the representations and warranties contained in Article 4 hereof are then true and accurate as though made on and as of such date, and (B) that there has then occurred no Event of Default or Incipient Default which is continuing.

               (vii) Articles of Incorporation of the Borrower, certified to by the Secretary of State of Delaware not more than ten (10) days before the Effective Date.

        (b) No Existing Default. No Event of Default or Incipient Default shall exist on the Effective Date, or after giving effect to the transactions contemplated to take place hereunder on such date.

        (c) Representations and Warranties Correct. The representations and warranties set forth in Article 4 shall be true and correct in all material respects on the Effective Date, and after giving effect to the transactions contemplated to occur on such date.

        (d) Consents and Approvals. The consents of the holders of the Existing Debt and all Governmental Approvals required to be taken, given or obtained for the execution and delivery of, and the performance of the obligations under, the Loan Documents executed on the Effective Date shall have been taken, given or obtained, as the case may be, and shall be in full force and effect on the Effective Date and the time for appeal or challenge with respect to any thereof shall have expired (or, if an appeal or challenge shall have been taken or brought, the same shall have been dismissed) and shall not be subject to any pending proceedings or appeals, administrative, judicial or otherwise.

        (e) Litigation. No action, proceeding or investigation shall have been instituted nor shall governmental action before any Governmental Authority be threatened, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority to set aside, restrain, enjoin or prevent the consummation of this Agreement, the transactions contemplated hereby or by any other Loan Document.

        3.3 Conditions to Second Loan. The obligation of the Lender to advance any portion of the second Loan is subject to the prior or contemporaneous satisfaction of each of the following conditions precedent:

        (a) Merger Agreement and Warrant. The Borrower shall have issued a common stock purchase warrant on terms agreed between the Borrower and the Lender and entered into an agreement ("MERGER AGREEMENT") with the Lender pursuant to which the Borrower will merge into, combine its business and assets with or transfer substantially all of its business and assets to the Lender. Nothing in this Agreement, however, shall be deemed to imply an obligation for the Lender or the Borrower to negotiate the terms of such warrant or for the Borrower or Lender to agree as to the terms of such warrant or to enter into any agreement pursuant to which the Borrower will merge into, combine its business and assets with or transfer substantially all of its business and assets to the Lender.

        (b) No Existing Default. No Event of Default or Incipient Default shall exist at the date of making such advance or after giving effect to the transactions contemplated to take place hereunder on such date.

        (c) Representations and Warranties Correct. The representations and warranties set forth in Article 4 hereof shall be true and correct at the date of making such advance, and after giving effect to the transactions contemplated to take place hereunder on such date (except that to the extent that such representations and warranties by their terms relate solely to an earlier date, in which such case such representations and warranties shall have been true and correct in all material respects as of the date when made).

        (d) Borrowing Request and Note. The Lender shall have received a Borrowing Request and the Note in connection with the request for the second Loan.

        (e) No Material Adverse Change. No Material Adverse Change shall have occurred since the Effective Date.

        3.4 Conditions to Third Loan. The obligation of the Lender to advance any portion of the third Loan is subject to the prior or contemporaneous satisfaction of each of the following conditions:

        (a) Closing Documents. The Lender shall have received all of the following, each duly executed (where appropriate), in form and substance satisfactory to the Lender:

               (i) The Security Agreement.

               (ii) The Patent, Trademark and Copyright Security Agreement.

               (iii) The Pledge Agreement.

               (iv) Uniform Commercial Code financing statements naming the Borrower as debtor and the Lender as secured party for filing in the offices as the Lender shall reasonably request.

               (v) Certificates of existence or good standing for the Borrower from the offices of the Secretaries of State of Delaware, California, Oregon, Washington, Massachusetts, and other states as the Lender shall reasonably request.

               (vi) A written opinion by Messrs. Wilson Sonsini Goodrich and Rosati, as counsel to the Borrower, covering the matters set forth in Exhibit G attached hereto.

               (vii) Any other document, instrument, undertaking or certificate stated in any of the Loan Documents to be delivered on the Effective Date.

        (b) No Existing Default. No Event of Default or Incipient Default shall exist at the date of making such advance or after giving effect to the transactions contemplated to take place hereunder on such date.

        (c) Representations and Warranties Correct. The representations and warranties set forth in Article 4 hereof and the other Loan Documents shall be true and correct in all material respects at the date of making such advance, and after giving effect to the transactions contemplated to take place hereunder on such date (except that to the extent that such representations and warranties by their terms relate solely to an earlier date, in which such case such representations and warranties shall have been true and correct in all material respects as of the date when made).

        (d) Borrowing Request and Note. The Lender shall have received a Borrowing Request and the Note in connection with the request for the third Loan.

        (e) No Material Adverse Change. No Material Adverse Change shall have occurred since the Effective Date.

        (f) Payment of Taxes. All fees payable in connection with the execution, delivery, recordation and filing of all the documents and instruments referred to in this Agreement shall have been fully paid.

        3.5 Conditions for the Benefit of the Lender. The conditions set forth in this Article 3 are for the exclusive benefit of the Lender and may be waived, for purposes of this Agreement, only by the Lender.


                                    ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF THE BORROWER

        In order to induce the Lender to enter into or become a party to this Agreement and to make the Loan, the Borrower makes the following representations and warranties to the Lender except as disclosed in the Disclosure Letter:

        4.1 Organization of Borrower and Subsidiaries.

        (a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its respective properties and to carry on its business as now being conducted. The Borrower is qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the nature of its business requires such qualification, except where the failure to be so qualified or in good standing which, taken together with all other such failures, would not have a Material Adverse Effect on the Borrower.

        (b) The chief executive office of the Borrower is located at Diamond Multimedia Systems, Inc., 2880 Junction Avenue, San Jose, CA 95134-1922.

        4.2 Requisite Power. The Borrower has full corporate power and authority to execute and deliver this Agreement and the other Loan Documents to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Borrower's Board of Directors, and except as set forth in the Disclosure Letter, no other corporate proceedings are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement and the Note have been duly and validly executed and delivered by the Borrower. Each of this Agreement and the Note constitute, and the other Loan Documents, when executed and delivered by the Borrower will constitute, a legal, valid and binding agreement of the other parties hereto, it constitutes a legal, valid and binding agreement of the Borrower, enforceable against it in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

        4.3 No Conflict. The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents and the consummation by the Borrower of the transactions contemplated hereby and thereby do not and will not
(a) contravene or conflict with the certificate of incorporation or bylaws of the Borrower, (b) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Borrower or any of its Subsidiaries, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Borrower or any of its Subsidiaries or to a loss of any benefit to which the Borrower or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon the Borrower or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by the Borrower or any of its Subsidiaries, or (d) result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause
(b) or defaults, rights of termination, cancellation or acceleration, or losses or Liens referred to in clause (c) or (d) that would not, individually or in the aggregate, have a Material Adverse Effect on the Borrower.

        4.4 Authorities. The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby require no consent of, or filing with, any governmental body, agency, official or authority other than (a) compliance with any applicable requirements of the 1933 Act and state securities laws, and (b) other actions or filings which if not taken or made would not, individually or in the aggregate, have a Material Adverse Effect on the Borrower.

        4.5 No Event of Default. No Event of Default or Incipient Default has occurred and is continuing or would result from the execution of this Agreement.

        4.6  Subsidiaries.

        (a) Except as set forth on the Disclosure Letter, the Borrower does not have any subsidiaries, or any interests, direct or indirect, in any corporation, partnership, joint venture or other business entity. The Disclosure Letter shows for each subsidiary (i) the respective jurisdictions of their corporation; and
(ii) the jurisdictions in which they are qualified to do business as a foreign corporation.

        (b) Each of the Borrower's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Borrower. All of the outstanding shares of capital stock of the Subsidiaries are validly issued, fully paid and nonassessable and, other than directors' qualifying shares in the case of foreign Subsidiaries, are owned by the Borrower or by a wholly owned Subsidiary of the Borrower free and clear of all Liens except for the Lien in favor of Finova, and there are no irrevocable proxies with respect to such shares. Except as set forth in the Disclosure Letter and except for the capital stock of its Subsidiaries, the Borrower does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture, limited liability company or other entity which is material to the business of the Borrower and its Subsidiaries, taken as a whole. There are no material restrictions on the Borrower to vote the stock of any of its Subsidiaries.

        4.7 Indebtedness. The Borrower is not liable for any Indebtedness except for the Existing Debt and Indebtedness incurred under the Loan Documents.

        4.8 Intellectual Property Rights.

        (a) The Disclosure Letter accurately lists and describes in summary form all United States and foreign letters patent and pending applications, patent, trade name and trademark registrations and pending applications, service mark registrations and pending applications, copyright registrations and pending applications, those trade names and common law trademarks which are currently in use by the Borrower or any Subsidiary, now owned in whole or in part by the Borrower or any Subsidiary.

        (b) The Borrower or its Subsidiaries owns each of the patents and patent applications referred to in the Borrower SEC Documents and, except as set forth in the Borrower SEC Documents, (i) to the knowledge of the Borrower, each of the Borrower and its Subsidiaries owns or possesses, or could obtain ownership or possession of (on terms not materially adverse to the consolidated financial position, stockholders' equity, or results of operations of the Borrower and its Subsidiaries taken as a whole) adequate and enforceable rights to use all other Intellectual Property (as defined below) necessary for the conduct of their businesses, (ii) no claims are pending or, to the knowledge of the Borrower, threatened that the Borrower or any Subsidiary is infringing on or otherwise violating the rights of any Person with regard to any Intellectual Property that, if the subject of an unfavorable decision, ruling or finding, could reasonably be expected to (or, with respect to any pending patent litigation, the Borrower does not believe will) have a Material Adverse Effect and the Borrower knows of no basis therefor, and (iii) to the knowledge of the Borrower, no person is infringing on or otherwise violating any right of the Borrower or any Subsidiary with respect to any Intellectual Property owned by or licensed to the Borrower or any Subsidiary. Except as set forth in the Borrower SEC Documents, the Borrower has received no notice of potential indemnity claims from customers based upon a notice of infringement any such customer has received from a patent owner relating to an assertion of infringement of a patent other than potential indemnity claims that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. The Borrower's policy is to require that its employees execute agreements assigning to the Borrower all rights such employees otherwise would have in Intellectual Property developed by such employees while in the employ of the Borrower.

        For purposes of this Agreement, "INTELLECTUAL PROPERTY" shall mean, with respect a Person, patents, copyrights, trademarks (registered and unregistered), service marks, brand names, trade names, and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, technology, know-how, software, and tangible or intangible proprietary information or materials and any other trade secrets related thereto.

        4.9 Litigation. Except as disclosed in the Borrower SEC Documents filed prior to the date hereof, there is no action, suit, investigation or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Subsidiaries or any of their respective properties before any court or arbitrator or any governmental body, agency or official which would reasonably be expected to have a Material Adverse Effect on the Borrower.

        4.10 Taxes. Except as set forth in the Borrower Balance Sheet (including the notes thereto) or as otherwise set forth in the Disclosure Letter and except as would not, individually or in the aggregate, have a Material Adverse Effect on the Borrower, (a) all Borrower Tax Returns required to be filed with any taxing authority by, or with respect to, the Borrower and its Subsidiaries have been filed in accordance with all applicable laws; (b) the Borrower and its Subsidiaries have timely paid all Taxes shown as due and payable on the Borrower Tax Returns that have been so filed, and, as of the time of filing, the Borrower Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of the Borrower and its Subsidiaries (other than Taxes which are being contested in good faith and for which adequate reserves are reflected on the Borrower Balance Sheet); (c) the Borrower and its Subsidiaries have made provision for all Taxes payable by the Borrower and its Subsidiaries for which no Borrower Tax Return has yet been filed; (d) the charges, accruals and reserves for Taxes with respect to the Borrower and its Subsidiaries reflected on the Borrower Balance Sheet are adequate under GAAP to cover the Tax liabilities accruing through the date thereof; (e) there is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to the Borrower or any of its Subsidiaries in respect of any Tax where there is a reasonable possibility of an adverse determination; and (f) to the best of the Borrower's knowledge and belief, neither the Borrower nor any of its Subsidiaries is liable for any Tax imposed on any entity other than such Person, except as the result of the application of Treas. Reg. section 1.1502-6 (and any comparable provision of the tax laws of any state, local or foreign jurisdiction) to the affiliated group of which the Borrower is the common parent. For purposes of this Agreement, "TAX RETURNS" shall mean any return, report, form or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

        4.11 Title to Property. The Borrower and each of its Subsidiaries has good and marketable title to all of its material properties and assets, free and clear of all Liens, except for Permitted Liens.

        4.12 Leaseholds. Neither the Borrower nor any of its Subsidiaries has given or received notice of any material default under any material lease under which the Borrower or any of its Subsidiaries is the lessee of real property (each a "BORROWER LEASE" and collectively the "BORROWER LEASES") and, to the knowledge of the Borrower, neither the Borrower nor any of its Subsidiaries nor any other party thereto is in default in any material respect under any of the Borrower Leases. All of the Borrower Leases are in full force and effect, and are valid, binding and enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' or lessors' rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Except as set forth in the Disclosure Letter, neither the Borrower nor any of its Subsidiaries has leased, subleased, licensed or assigned, as the case may be, all or any portion of its leasehold interest under any Borrower Lease to any person.

        4.13 Insurance. The insurance carried by the Borrower and its Subsidiaries is in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the Borrower and its Subsidiaries. Except as would not have a Material Adverse Effect on the Borrower, all such insurance is in full force and effect and none of the Borrower nor any of its Subsidiaries is in default thereunder. Except as would not have a Material Adverse Effect on the Borrower, all claims thereunder have been filed in a due and timely fashion. Except as would not have a Material Adverse Effect on the Borrower, neither the Borrower nor any of its Subsidiaries has been notified in writing of a refusal of any material insurance coverage relating to products liability (including renewals of any such products liability coverage) by any insurance carrier to which it has applied for insurance during the past three
(3) years.

        4.14 Labor Matters. There are no controversies pending or, to the best knowledge of each of the Borrower and its respective Subsidiaries, threatened, between the Borrower or any of its Subsidiaries and any of their respective employees, which controversies have or could reasonably be expected to have a Material Adverse Effect of the Borrower. As of the Effective Date, neither the Borrower nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Borrower or its Subsidiaries nor does the Borrower or its Subsidiaries know of any activities or proceedings of any labor union to organize any such employees as of the Effective Date which have or could reasonably be expected to have a Material Adverse Effect on the Borrower and its Subsidiaries. As of the Effective Date, neither the Borrower nor any of its Subsidiaries has any knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of the Borrower or any of its Subsidiaries as of the Effective Date which have or could reasonably be expected to have a Material Adverse Effect on the Borrower and its Subsidiaries.

        4.15 SEC Filings.

        (a) The Borrower has made available to the Lender (i) its annual reports on Form 10-K for its fiscal years ended December 31, 1996, 1997 and 1998, (ii) its quarterly reports on Form 10-Q for its quarter ended March 31, 1999, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Borrower held since December 31, 1998, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 1998 (the documents referred to in this Section 4.15(a) being referred to collectively as the "BORROWER SEC DOCUMENTS"). The Borrower's quarterly report on Form 10-Q for its fiscal quarter ended March 31, 1998 is referred to herein as the "BORROWER 10-Q."

        (b) As of its filing date, each Borrower SEC Document complied as to form in all material respects with the applicable requirements of the Exchange Act and the 1933 Act.

        (c) As of its filing date, each Borrower SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

        (d) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

        4.16 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Borrower (including any related notes and schedules) included in its annual reports on Form 10-K and the quarterly report on Form 10-Q referred to in Section 4.15 fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Borrower and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments and the absence of notes in the case of any unaudited interim financial statements). For purposes of this Agreement, "BORROWER BALANCE SHEET" means the consolidated balance sheet of the Borrower as of March 31, 1999 set forth in the Borrower 10-Q and "BORROWER BALANCE SHEET DATE" means March 31, 1999.

        4.17 Absence of Certain Changes. Except as set forth in the Disclosure Letter, since Borrower Balance Sheet Date, the Borrower and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

        (a) any event, occurrence or development of a state of circumstances or facts which has had or reasonably would be expected to have, individually or in the aggregate, a Material Adverse Effect on the Borrower;

        (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Borrower or any repurchase, redemption or other acquisition by the Borrower or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Borrower or any of its Subsidiaries;

        (c) any amendment of any material term of any outstanding security of the Borrower or any of its Subsidiaries;

        (d) any transaction or commitment made, or any contract, agreement or settlement entered into, by (or judgment, order or decree affecting) the Borrower or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Borrower or any of its Subsidiaries of any contract or other right, in either case, material to the Borrower and its Subsidiaries taken as a whole, other than transactions, commitments, contracts, agreements or settlements (including without limitation settlements of litigation and tax proceedings) in the ordinary course of business consistent with past practice, those contemplated by this Agreement, or as agreed to in writing by the Borrower;

        (e) any change in any method of accounting or accounting practice (other than any change for tax purposes) by the Borrower or any of its Subsidiaries, except for any such change which is not significant or which is required by reason of a concurrent change in GAAP; or

        (f) any (i) grant of any severance or termination pay to (or amendment to any such existing arrangement with) any director, officer or employee of the Borrower or any of its Subsidiaries, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Borrower or any of its Subsidiaries, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in (or amendments to the terms of) compensation, bonus or other benefits payable to directors, officers or employees of the Borrower or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice, as permitted by this Agreement, or as agreed to in writing by the Borrower.

        4.18 No Undisclosed Material Liabilities. There are no liabilities of the Borrower or any Subsidiary of the Borrower of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

        (a) liabilities disclosed or provided for in the Borrower Balance Sheet or in the notes thereto;

        (b) liabilities which in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Borrower;

        (c) liabilities disclosed in Borrower SEC Documents filed prior to the date hereof or set forth in the Disclosure Letter; and

        (d) liabilities under this Agreement.

        4.19  Employee Benefit Plans.

        (a) Prior to the date hereof, the Borrower has provided the Borrower with a list (set forth in the Disclosure Letter) identifying each material "employee benefit plan," as defined in section 3(3) of ERISA, each material employment, severance or similar contract, plan, arrangement or policy applicable to any director, former director, employee or former employee of the Borrower and each material plan or arrangement (written or oral), providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Borrower and covers any employee or director or former employee or director of the Borrower, or under which the Borrower has any liability. Such material plans (excluding any such plan that is a "multiemployer plan," as defined in section 3(37) of ERISA) are referred to collectively herein as the "BORROWER EMPLOYEE PLANS."

        (b) Except as set forth in the Disclosure Letter, each Borrower Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (including but not limited to ERISA and the Code) which are applicable to such Plan, except where failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on the Borrower.

        (c) Neither the Borrower nor any affiliate of the Borrower has incurred a liability under Title IV of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to the Borrower or any affiliate of the Borrower of incurring any such liability other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

        (d) All Borrower Employee Plans that are intended to be qualified under section 401(a) of the Code have been the subject of determination, opinion, notification or advisory letters from the Internal Revenue Service ("IRS") which the company has made available to the Lender. Each such letter as the effect of stating that each such Borrower Employee Plan is qualified and is exempt from Federal income taxes under section 501(a) of the Code. The remedial amendment period with respect to each such Borrower Employee Plan has not expired for any amendment to any such Borrower Employee Plan that was made on or after the date of the application for the determination, opinion, notification or advisory letter. No such determination, opinion, notification or advisory letter has been revoked, nor has any event occurred since the date of the most recent such letter that would adversely affect its qualification, other than as set forth in the Disclosure Letter.

        (e) Except as set forth in the Disclosure Letter, no director or officer or other employee of the Borrower or any of its Subsidiaries will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit (including any acceleration of vesting or lapse of repurchase rights or obligations with respect to any employee stock option or other benefit under any stock option plan or compensation plan or arrangement of the Borrower) solely as a result of the transactions contemplated hereby.

        (f) Except as reflected in Disclosure Letter, no Borrower Employee Plan provides post-retirement health and medical, life or other insurance benefits for retired employees of the Borrower or any of its Subsidiaries (other than benefit coverage mandated by applicable statute, including benefits provided pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as codified in Code section 4980B and ERISA section 601 et seq., as amended from time to time ("COBRA")).

        (g) Except as set forth in the Disclosure Letter, there has been no amendment to, written interpretation or announcement (whether or not written) by the Borrower or any of its affiliates relating to, or change in employee participation or coverage under, any Borrower Employee Plan which would increase materially the expense of maintaining such Borrower Employee Plan above the level of the expense incurred in respect thereof for the twelve (12) months ended on the Borrower Balance Sheet Date.

        4.20 Compliance With Laws. Neither the Borrower nor any of its Subsidiaries is in violation of, or has since January 1, 1999 violated, any applicable provisions of any laws, statutes, ordinances or regulations except for any violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Borrower.

        4.21 Environmental Laws. Except for such exceptions as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Borrower, (a) no notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened by any Person against, the Borrower or any of its Subsidiaries, and no penalty has been assessed against the Borrower or any of its Subsidiaries, in each case, with respect to any matters relating to or arising out of any Environmental Law;
(b) the Borrower and its Subsidiaries are and have been in compliance with all Environmental Laws; and (c) there are no liabilities of or relating to the Borrower or any of its Subsidiaries relating to or arising out of any Environmental Law of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability.

        4.22 Year 2000 Compliance. Except as would not reasonably be expected to have a Material Adverse Effect on the Borrower, all of the Borrower's Information Technology (as defined below) is effectively addresses the Year 2000 issues, and will not cause an interruption in the ongoing operations of the Borrower's business on or after January 1, 2000. For purposes of this Agreement, the term "Information Technology" shall mean and include all software, hardware, firmware, telecommunications systems, network systems, embedded systems and other systems, components and/or services that are owned or used by the Borrower in the conduct of its business, and the term "Year 2000 Issues" shall mean the question of whether product or software accurately processes and stores date/time data (including, but not limited to calculating, comparing, displaying, recording and sequencing operations involving date/time data) during, from and into and between the twentieth and twenty-first centuries, and the years 1999 and 2000, including correct processing of leap year data.

        4.23 Statutory Regulation. The Borrower is not an investment company within the meaning of the Investment Borrower Act of 1940, as amended, and to the Borrower's knowledge, is not, directly or indirectly, controlled by or acting on behalf of any person which is an investment company, within the meaning of said Act. The Borrower is not subject to any Governmental Requirement regulating public utilities or similar entities, and is not, within the meaning of the Public Utility Holding Borrower Act of

1935, as amended, (a) a holding company; (b) a subsidiary or affiliate of a holding company; or (c) a public utility. The Borrower is not subject to regulation under the Federal Power Act or to any other Governmental Requirement limiting or placing conditions upon their respective power or right to borrow money.

        4.24 Use of Proceeds. The proceeds of the Loans will be used solely for working capital purposes.


                                    ARTICLE 5

                              AFFIRMATIVE COVENANTS

        The Borrower covenants and agrees that so long as any Obligation is outstanding it shall comply with the following provisions; provided that the Borrower shall have no obligation under this Article 5 if the Borrower and the Lender enter into the Merger Agreement so long as that agreement remains in full force and effect:

        5.1 Accounting Records. The Borrower shall maintain adequate books and accounts in accordance with sound business practices and GAAP consistently applied. The Borrower shall promptly furnish to the Lender any information regarding their business or finances as the Lender may reasonably request, provided that nothing in this Section 5.1 shall entitle the Lender to any information which would result in a disclosure of the Borrower's proprietary information or trade secrets.

        5.2 Financial Statements and Notices. The Borrower shall furnish to the Lender all of the following financial statements, information and notices:

        (a) The Borrower shall, within thirty (30) days after it is required to file the same with the Securities and Exchange Commission, deliver copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Securities and Exchange Commission may from time to time by rules and regulations prescribe) which the Borrower may be required to file with the Securities and Exchange Commission pursuant to section 23 or section 15(d) of the Securities Exchange Act of 1934, as amended.

        (b) Promptly but in no event later than one (1) Business Day after (i) the occurrence of an Event of Default or an Incipient Default, or (ii) any default or Event of Default as defined in any evidence of Indebtedness or under any agreement, indenture or other instrument under which such evidence of Indebtedness has been issued, whether or not such Indebtedness is accelerated or such default waived, the Borrower shall notify the Lender thereof, and within five (5) calendar days after obtaining such an occurrence, a statement of a Authorized Officer setting forth details of such Event of Default or Incipient Default and the action which the Borrower proposes to take with respect thereto.

        (c) As soon as practicable written notice of any actual or threatened claims, litigation, suits, investigations, proceedings or disputes against or affecting the Borrower, including, without limitation: (i) any claims, litigations, suits, investigations, proceedings or disputes involving in aggregate a monetary amount in excess of fifty thousand dollars ($50,000), whether or not covered by insurance; (ii) any labor controversy which is reasonably expected to result in a strike against the Borrower; (iii) any proposal by any Governmental Authority to acquire any of the assets or business of the Borrower; (iv) any investigation or proceeding before or by any Governmental Authority, the effect of which could reasonably be expected materially to limit, prohibit or restrict the manner in which the Borrower currently conducts its business or to declare any substance contained in the products manufactured or distributed by the Borrower to be dangerous; (v) any summons, citation, directive, notice, complaint, letter or other communication, whether oral or written, from any person concerning any alleged violation by the Borrower, or any predecessor of the Borrower, of any Environmental Law, or any alleged noncompliance of any of the properties or the operations of the Borrower therewith; or (vi) any investigation of or request for information from the

Borrower relating to the handling, storage or disposal of any Hazardous Substance, or the release thereof into the environment, by the Borrower or any of their predecessors or any other Person, which investigation or request is other than routine.

        5.3 Access. Following the occurrence and during the continuance of an Event of Default, the Borrower shall permit the Lender, at such reasonable times and intervals as the Lender may designate upon reasonable notice, at its own expense (unless as part of an audit of the Collateral as provided in Section 5.1 hereof), by and through the representatives and agents of the Lender, to inspect, audit and examine its books and records, to make copies thereof, to discuss its affairs, finances and accounts with its officers and independent public accountants, and to visit and inspect its properties; provided, however, that nothing in this Section 5.3 shall entitle the Lender to make inquiries which would result in disclosure of the Borrower's proprietary information or trade secrets.

        5.4 Maintenance of Existence. The Borrower shall preserve and maintain its corporate existence.

        5.5 Qualifications To Do Business. The Borrower shall qualify to do business and shall be and (in the case of corporations) remain in good standing in each jurisdiction in which the nature of its business requires it to be so qualified, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

        5.6 Insurance. The Borrower shall maintain in full force and effect insurance normal and customary for the business of the Borrower and increase, and the Borrower shall add to such insurance coverage insurance of the types and amounts customarily carried in their respective lines of business, including, but not limited to, fire, public liability, property damage, products liability and workers' compensation insurance.

        5.7 Collateral. The Borrower shall keep the Collateral in good repair, working order and condition, and from time to time shall make necessary repairs or replacements thereto so that the Collateral shall be maintained adequately for their intended use. The Borrower shall not move any Collateral, other than inventory sold in the ordinary course of business, from its location on the Effective Date without giving the Lender prior written notice of the new location to which such Collateral will be moved.

        5.8 Taxes and Other Liabilities. The Borrower shall pay and discharge when due any and all material Taxes, except as may be subject to good faith contest or as to which a bona fide dispute may arise; provided, however, that adequate reserves in accordance with GAAP or other provision is made to the satisfaction of the Lender for prompt payment thereof in the event that it is found that the same are its obligations.

        5.9 Governmental Approvals. The Borrower shall apply for, diligently pursue, and obtain or cause to be obtained, and shall thereafter maintain in full force and effect all Governmental Approvals that shall now or hereafter be necessary under any Governmental Requirement (a) for land use, public and employee health and safety, pollution or protection of the environment, (b) for the grant by the Borrower of the Liens granted by any of the Security Documents and for the validity and enforceability thereof or for the perfection of and the exercise by the Lender of its rights and remedies thereunder, and (c) for the operation of the business of the Borrower, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. The Borrower shall promptly notify the Lender in the event of any, and provide the Lender with a copy of all notices of, denial, suspension, variance or revocation of any material Governmental Approvals.

        5.10 Compliance With Governmental Approvals and Governmental Requirements. The Borrower shall materially comply with all Governmental Requirements, all terms and conditions of all Governmental Approvals and with all other limitations, restrictions, obligations, schedules, timetables and reporting requirements in any Governmental Requirements.

        5.11 Prevent Contamination. The Borrower shall conduct its operations on property owned, leased or used by it in such a way as to prevent material contamination of any part of such property by any Hazardous Substance through the action of the Borrower. The Borrower shall use reasonable efforts to manage all Hazardous Substances in a manner that does not require a Hazardous Waste Facility Permit, and in compliance in all material respects with all Governmental Requirements and Governmental Approvals. Without limiting the foregoing covenants, the Borrower shall not intentionally or recklessly, shall endeavor not to unintentionally, and shall use reasonable efforts to assure that no other Person to, emit, release or discharge on or from any property owned, leased exclusively or used exclusively by the Borrower into air, soil, surface water or groundwater any Hazardous Substance in excess of permitted levels or reportable quantities, or other concentrations, standards or limitations under any Governmental Requirements or Governmental Approvals.

        5.12 Liens and Perfection.

        (a) From and after the Effective Date, the Borrower shall cause the Security Documents to be and remain, except for Permitted Liens, first priority Liens on all Collateral for the benefit of the Lender and to become first priority Liens on any real or personal property now owned or hereafter received by the Borrower upon the disposition of any of the Collateral which property is not subject to the Liens created by the Security Documents. The Borrower shall, upon the request of the Lender, execute and deliver or cause to be executed and delivered to the Lender any agreement, instrument, conveyance, mortgage, pledge, hypothecation or financing statement, in form and substance reasonably satisfactory to the Lender, which agreement, instrument, conveyance, mortgage, pledge, hypothecation, document or financing statement the Lender shall reasonably determine is necessary to obtain, perfect or enforce a first priority Lien on any property owned by the Borrower on which the Lender does not have a perfected security interest or lien or any property received by the Borrower upon its disposition of any of the Collateral.

        (b) Without limiting the generality of Section 5.12(a) hereof, the Borrower shall from time to time do all things and deliver all documents and instruments reasonably requested by the Lender to perfect, protect and enforce the Liens granted under the Security Documents and pursuant to this Section
5.12. Such acts include, without limitation, the filing of financing statements under the Uniform Commercial Code and of other documents and instruments under other applicable laws.

        5.13 Change of Location. The Borrower shall notify the Lender not later than thirty (30) days in advance of any change in the location of its chief executive office.


                                    ARTICLE 6

                               NEGATIVE COVENANTS

        The Borrower covenants and agrees that so long as any Obligation is outstanding it shall comply and, if applicable, cause each Subsidiary to comply with all of the following provisions; provided that the Borrower shall have no obligation under this Article 6 if the Borrower and the Lender enter into the Merger Agreement so long as that agreement remains in full force and effect:

        6.1 Mergers. Except for consolidations and mergers as may be agreed with the Lender, the Borrower shall not enter into any merger, consolidation, reorganization or recapitalization, or any agreement, in each case, to do any of the foregoing.

        6.2 Restricted Payments. The Borrower shall not make Restricted Payments to its shareholders unless it has received the prior written consent of the Lender.

        6.3 Change of Name, Etc. The Borrower shall not (a) change its name without at least thirty (30) days' prior notice to the Lender, or (b) change the nature of its business or engage in any other business other than the businesses in which it is engaged as of the Effective Date without the prior written consent of the Lender.

        6.4 Accounting Policies. Except in order to comply with GAAP, the Borrower shall not materially change any of its accounting policies or its fiscal year.

        6.5 Liens. The Borrower shall not create or permit to exist any Lien upon any of the Collateral, except for Permitted Liens, or enter into any agreement to grant a Lien (other than in connection with the granting or sufferance of a Permitted Lien, provided that such agreement pertains only to the property covered by the Permitted Lien) on any of the Collateral.

        6.6 Contingent Obligations. The Borrower shall not become liable, directly or indirectly, for any Contingent Obligation except by (a) endorsement of instruments for deposit, (b) for the existing guarantees made by the Borrower prior to the date hereof, if any, which are set forth in the Disclosure Letter;
(c) contingent obligation with respect to letters of credit, banker's acceptances, surety bonds and the like in the ordinary course of business, (d) contingent obligations of the Borrower with respect to any obligations of a Subsidiary, (e) contingent obligations in connection with investments, and (f) contingent obligations consisting of guaranties and other credit support in respect of transactions entered into in the ordinary course of business and any other contingent obligations, not to exceed $20,000,000 in the aggregate at any time.

        6.7 Indebtedness. The Borrower shall not incur, create, assume or permit to exist any Indebtedness except (a) the Obligations, (b) the Existing Debt (and any amendment, modification, refinancing or refunding thereof on terms no less materially unfavorable to the Borrower), (c) trade payables and other contractual obligations to suppliers and customers incurred in the ordinary course of business, (d) Indebtedness subordinated to the Obligations on terms reasonably acceptable to the Lender, (e) intercompany Indebtedness, (f) Indebtedness consisting of Contingent Obligations permitted by Section 6.6, (g) purchase money Indebtedness secured by Permitted Liens, and (h) other Indebtedness not to exceed ten million dollars ($10,000,000) at any time outstanding.

        6.8 Sale of Assets. Except for (a) inventory sold in the ordinary course of business, (b) sales of assets that are obsolete or no longer useful or sales, and (c) transfers, leases, license or other dispositions of assets that are not, in the aggregate, material between or among any of the Borrower and its Subsidiaries, neither the Borrower nor any Subsidiary shall sell, transfer, lease, license or otherwise dispose of any of its assets.

        6.9 Loans to Affiliates. The Borrower shall not, directly or indirectly, make any loan or advance to any Affiliate, except in the ordinary course of business and as permitted in Section 6.7.

        6.10 Certain ERISA Payments. The Borrower shall not make any payment of any material liability arising under ERISA or under the Code of any ERISA Affiliate.

        6.11 No Solicitation. The Borrower agrees that, from and after the date of this Agreement until 12:01 a.m. on Tuesday, June 15, 1999, neither it nor any of its Subsidiaries nor any of the officers or directors of it or its Subsidiaries, nor its or their employees, investment bankers, attorneys, accountants, financial advisors, agents or other representatives (collectively, "REPRESENTATIVES"), shall directly or indirectly, initiate, solicit or otherwise induce any inquiries or the making of an Acquisition Proposal (as defined below). The Borrower further agrees that neither it nor any of its Subsidiaries nor any of its or its Subsidiaries' officers or directors shall, and that it shall direct and use its best reasonable efforts to cause its Representatives not to, directly or indirectly, have any discussions with or provide any confidential information or data to any Person relating to an Acquisition Proposal or engage in any negotiations concerning an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. The Borrower agrees that it will, on the date hereof, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal. Nothing contained in this Agreement shall prevent the Board of Directors of the Borrower from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Securities Exchange Act of 1934 (the "EXCHANGE ACT") with regard to an Acquisition Proposal; provided that the Board of Directors of the Borrower shall not recommend that the stockholders of the Borrower tender their shares in connection with a tender offer. Notwithstanding the foregoing, the Borrower may continue to provide information to and conduct negotiations with the parties listed in Schedule 6.11 of the Disclosure Letter in connection with due diligence related to the proposed equity financing described therein.

        For purposes of this Agreement, "ACQUISITION PROPOSAL" shall mean any offer or proposal (other than an offer or proposal by Lender) relating to any transaction or series of related transactions involving: (a) any purchase from the Borrower or acquisition by any Person or "group" (as defined under section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a five percent (5%) interest in the total outstanding voting securities of the Borrower or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning five percent (5%) or more of the total outstanding voting securities of the Borrower or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving the Borrower; (b) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than five percent (5%) of the assets of the Borrower; or (c) any liquidation or dissolution of the Borrower.


                                    ARTICLE 7

                                EVENTS OF DEFAULT

        7.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

        (a) Payments. The Borrower shall fail to pay when due:

               (i) any installment of principal hereunder;

               (ii) any payment of interest or any other sum payable hereunder or under any of the other Loan Documents within three (3) Business Days of when due; or

               (iii) any amounts aggregating to $2,000,000 due to the Lender under any contract (including any purchase order) pursuant to which the Lender does business with the Borrower not paid within twenty (20) days of when due.

        (b) Other Covenants and Agreements. The Borrower shall default in the performance of any of its agreements set forth in any other provision herein or in any of the other Loan Documents (and not constituting an Event of Default under any of the other clauses of this Section 7.1).

        (c) Representations and Warranties. Any warranty, representation or certification made by the Borrower or any officer of the Borrower in any of the Loan Documents, shall be untrue in any material respect or shall omit to state a fact necessary to make it not materially misleading in light of the circumstances under which it was made, in any case on any date as of which the facts set forth are stated or certified.

        (d) Judgment. A judgment or judgments shall be entered against the Borrower in the aggregate amount of five million dollars ($5,000,000) or more on an uninsured claim or claims or a claim or claims which the insurer does not undertake to pay, and such judgment or judgments shall remain unstayed, unvacated, undischarged or unsatisfied for ten (10) days.

        (e) Liens for Pension Contributions. Any material Lien shall have been placed upon the assets of the Borrower or any ERISA Affiliate under the Code or ERISA.

        (f) Plan Termination or Withdrawal Liability. Any termination of a single employer plan (as defined in section 4001(a)(15) of ERISA) or any complete or partial withdrawal from a multiemployer plan (as defined in section 4001(a)(3) of ERISA) shall occur, or steps shall have been taken by any Person that make it reasonable to expect that such termination or withdrawal will occur, and such termination or withdrawal could reasonably be expected to result in liability of the Borrower or any ERISA Affiliate to the PBGC, to a trustee or to such multiemployer plan in the aggregate amount of one million dollars ($1,000,000) or more. A plan amendment described in section 4041(e) of ERISA shall be treated as a plan termination for purposes of this paragraph.

        (g) Funding Waiver. The Borrower or any ERISA Affiliate shall apply under section 412 of the Code for a waiver of the minimum funding standard.

        (h) Plan Qualification. Any plan of the Borrower or an ERISA Affiliate that is intended to have qualification under section 401(a) of the Code loses such qualification, if the loss of such qualification can reasonably be expected to impose on the Borrower or any ERISA Affiliate liabilities (for additional taxes, to plan participants or otherwise) in the aggregate amount of one million dollars ($1,000,000) or more.

        (i) Cross-Default. The Borrower shall default in the payment when due, whether by acceleration or otherwise, of an amount greater than ten million dollars ($10,000,000) on any of its Indebtedness (not arising hereunder or under any of the other Loan Documents), or default in the performance or observance (subject to any applicable grace period) of any agreement, covenant or condition with respect to any such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or to permit the holder or holders of any such Indebtedness, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity or, if such Indebtedness is a guaranty, to call upon such guaranty in advance of nonpayment of the guaranteed indebtedness.

        (j) Collateral. A judgment creditor of the Borrower shall obtain possession of any material portion of the Collateral) by any means, including, but not limited to, levy, distraint, replevin or self-help.

        (k) Impairment of Collateral. The Lender's Lien, or the priority thereof, on any material portion of the Collateral shall become impaired or otherwise unenforceable.

        (l) Bankruptcy. The Borrower shall institute a voluntary case seeking liquidation or reorganization under Chapter 7 or Chapter 11, respectively, of the United States Bankruptcy Code, or shall consent to the institution of an involuntary case thereunder against it; or the Borrower shall file a petition initiating or shall otherwise institute any similar proceeding under any other applicable federal or state law, or shall consent thereto; or the Borrower shall apply for, or by consent or acquiescence there shall be an appointment of, a receiver, liquidator, sequestrator, trustee or other officer with similar powers, or the Borrower shall make an assignment for the benefit of creditors; or the Borrower shall admit in writing its inability to pay its debts generally as they become due; or, if an involuntary case shall be commenced seeking the liquidation or reorganization of the Borrower under Chapter 7 or Chapter 11, respectively, of the United States Bankruptcy Code, or any similar proceeding shall be commenced against the Borrower under any other applicable federal or state law, and (i) the petition commencing the involuntary case is not timely controverted; or (ii) the petition commencing the involuntary case is not dismissed within forty-five (45) days of its filing; or (iii) an interim trustee is appointed to take possession of all or a portion of the property and/or to operate all or any part of the business of the Borrower; or (iv) an order for relief shall have been issued or entered therein; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers over the Borrower, or of all or a part of the property of any of the foregoing, shall have been entered; or any other similar relief shall be granted against the Borrower under any applicable federal or state law.

        (m) Material Adverse Change. The Lender shall have determined that a Material Adverse Change other than solely as a result of losses incurred by the Borrower in the ordinary course of business has occurred since the Effective Date.

        (n) Invalidity of Loan Documents. Any of the Loan Documents shall cease for any reason to be in full force and effect in any material respect or any party thereto (other than the Lender) shall purport to disavow its obligations thereunder, shall declare that it does not have any further obligation thereunder or shall contest the validity or enforceability thereof.

        7.2 Termination of Commitment and Acceleration. If any Event of Default described in Section 7.1(l) shall occur, the Notes and all other Obligations shall become immediately due and payable, all without notice of any kind. If any other Event of Default shall be continuing, the Lender may declare its obligation to advance further portions of the Loans to be terminated and the outstanding Notes and all other Obligations to be due and payable, or all of the foregoing, whereupon the Notes and all other Obligations shall immediately become due and payable, all as so declared by the Lender and without presentment, demand, protest or other notice of any kind.


                                    ARTICLE 8

                                  MISCELLANEOUS

        8.1 Successors and Assigns. The terms and provisions of this Agreement shall be binding upon, and the benefits thereof shall inure to, the parties hereto and their respective successors and assigns; provided, however, that the Borrower shall not assign this Agreement or any of the rights, duties or obligations of the Borrower hereunder without the prior written consent of the Lender.

        8.2 No Implied Waiver. No delay or omission to exercise any right, power or remedy accruing to the Lender upon any breach or default of the Borrower under this Agreement or under any of the other Loan Documents shall impair any such right, power or remedy of the Lender, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default occurring thereafter, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring theretofore or thereafter.

        8.3  Amendments; Waivers.

        (a) No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement, the Note or any of the other Loan Documents shall in any event be effective unless the same shall be in writing and signed and delivered by the Lender and the Borrower.

        (b) Any amendment, modification, waiver or consent hereunder shall be effective only in the specific instance and for the specific purpose for which given.

        8.4 Remedies Cumulative. All rights and remedies, either under this Agreement, by law or otherwise afforded to the Lender shall be cumulative and not exclusive, and any single or partial exercise of any power or right hereunder or thereunder does not preclude other or further exercise thereof, or the exercise of any other power or right.

        8.5 Severability. Any provision of this Agreement, the Note or any of the other Loan Documents which is prohibited or unenforceable in any jurisdiction shall be, only as to such jurisdiction, ineffective to the extent of such prohibition or unenforceability, but all the remaining provisions of this Agreement, the Note and the other Loan Documents shall remain valid.

        8.6 Costs, Expenses and Attorneys' Fees. If, at any time or times, the Lender or, in subsection (a) below, the Borrower shall employ counsel or other professional advisors for advice or other representation or shall incur reasonable legal, appraisal, accounting, consulting or other costs and expenses in connection with any of the following:

        (a) Any litigation, contest, dispute, suit, proceeding or action (whether instituted by any party to any Loan or any other Person) in any way relating to the Collateral, any of the Loan Documents or any other agreements to be executed or delivered in connection herewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against the Borrower or any other Person that may be obligated to the Lender by virtue of the Loan, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law; provided, however, that in any litigation between the Borrower and the Lender the prevailing party shall be entitled to recover reasonable attorneys' fees under this Section 8.6(a).

        (b) Any attempt to inspect, verify, protect, collect, sell, liquidate or otherwise dispose of any or all of the Collateral.

In any such event, the reasonable fees of such attorneys and other professional advisors arising from such services, including those of any appellate proceedings, and all reasonable expenses, costs, charges and other fees incurred by such counsel or other professionals in any way or respect arising in connection with or relating to any of the events or actions described in this
Section 8.6 shall be payable, on demand. Without limiting the generality of the foregoing, such reasonable expenses, costs, charges and fees may include: attorneys' fees, costs and expenses, paralegal fees, costs and expenses; accountants' fees, costs and expenses; appraisers' fees, costs and expenses; other consultants' fees, costs and expenses; court costs and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; long distance telephone charges; air express, courier and other delivery charges; telegram charges; facsimile costs and expenses; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other professional services.

        8.7 Indemnification. The Borrower shall indemnify, defend and hold harmless the Lender and its directors, officers, employees, Affiliates, attorneys and agents (collectively called the "the Lender Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, impositions and charges imposed by any Governmental Authority, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever, whether or not well founded, meritorious or in meritorious (including, without limitation, any expenses (including attorneys' fees) incurred by any such the Lender Indemnitee in connection with any investigation or administrative or judicial proceeding, whether or not any such the Lender Indemnitee shall be designated a party thereto) which may be imposed on, incurred by or asserted against such the Lender Indemnitees by any Person other than the Lender (whether direct, indirect, consequential or punitive and whether based on any Governmental Requirement, including, without limitation, securities, environmental and commercial laws and regulations, under common law or at equitable cause, or on contract or otherwise) in any manner relating to or arising, directly or indirectly, out of this Agreement, any other Loan Documents, or any act, event or transaction related or attendant thereto; the making of Loans hereunder, the management of the Loans (including any liability under federal, state or local environmental laws or regulations), the use or intended use of the proceeds of the Loans (collectively, the "Indemnified Matters"); provided, however, that the Borrower shall have no obligation to a the Lender Indemnitee under this Section 8.7 with respect to Indemnified Matters to the extent such Indemnified Matters were caused by or resulted from the gross negligence or willful misconduct of a the Lender Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute to the payment and satisfaction of all Indemnified Matters incurred by the Lender Indemnitees the maximum portion which the Borrower is permitted to pay and satisfy under applicable law. This indemnification shall survive repayment by the Borrower of all Loans made under this Agreement, and the termination of this Agreement. This Section 8.7 shall apply only if the second Loan is not made.

        8.8 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered personally or sent by certified mail, postage prepaid, by telecopy (with receipt confirmed and promptly confirmed by personal delivery, U.S. first class mail, or courier), or by courier service, as follows:

        (a)  If to the Lender to:

               S3 Incorporated
               2801 Mission College Boulevard
               Santa Clara, CA 95052-8058
               Attn:  Chief Executive Officer
               Fax:

        with a copy to:

               Pillsbury Madison & Sutro LLP
               2550 Hanover Street
               Palo Alto, CA 94304
               Attn:  Jorge A. del Calvo
               Fax:  (650) 233-4545

        (b) If to the Borrower to:

               Diamond Multimedia Systems, Inc.
               2880 Junction Avenue
               San Jose, CA 95134-1922
               Attention:  Chief Executive Officer
               Fax:

        with a copy to:

               Wilson Sonsini Goodrich & Rosati
               650 Page Mill Road
               Palo Alto, CA 94306
               Attn:  Jeffrey D. Saper
               Fax:  (650) 493-6811

        8.9 Interpretation. This Agreement, together with the Schedules and Exhibits to this Agreement and all of the other Loan Documents, is intended by the Lender and the Borrower as a final expression of their agreement and, together with all of the other Loan Documents, is intended as a complete statement of the terms and conditions of their agreement.

        8.10 Governing Law and Consent to Jurisdiction. THE VALIDITY, CONSTRUCTION AND EFFECT OF THIS AGREEMENT, THE NOTE AND EACH OF THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO ITS CHOICE OF APPLICABLE LAW PRINCIPLES.

        ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE BORROWER WITH RESPECT TO THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF CALIFORNIA, AND THE BORROWER ACCEPTS FOR ITSELF AND ITS ASSETS AND PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION

OF THE AFORESAID COURTS.

        THE BORROWER WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH JURISDICTION. NOTING HEREIN SHALL LIMIT THE RIGHT OF THE LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURT OF ANY OTHER JURISDICTION.

        8.11 Counterparts. This Agreement may be executed in any number of counterparts each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

        8.12 Headings. Captions, headings and the table of contents in this Agreement are for convenience only, and are not to be deemed part of this Agreement.

        8.13 Survival. The obligation of the Borrower under Sections 8.6 and 8.7 of this Agreement shall survive the repayment of the Loans.

        8.14 Calculations. Any calculations made by the Lender pursuant to this Agreement shall be prima facie evidence in the absence of manifest error.

        8.15  Confidential.

        (a) Neither of the parties hereto shall make any public announcement regarding the transactions contemplated in this Agreement and the other Loan Documents without the prior consent of the other party. Each of the parties hereto shall keep strictly confidential any and all information furnished to it or to its Affiliates, agents or representatives in the course of negotiations relating to this Agreement or any transaction contemplated by this Agreement and the other Loan Documents, and the business and financial reviews and investigation conducted by the parties hereto in connection with this Agreement and the other Loan Documents, and such parties have instructed their respective officers, employees and other representatives having access to such information of such obligation of confidentiality. The parties hereto covenant and agree that they will not use any information so obtained except in connection with the transactions contemplated by this Agreement, will not disclose or divulge such information to any other person and will keep confidential any information so obtained; provided, however, that any disclosure of such information may be made by the Lender to protect or enforce its rights in the Collateral to the extent disclosure is reasonably necessary for such protection or enforcement or after consultation with the other party to the extent required by applicable Governmental Requirement and that such information may be used as evidence in or in connection with any pending or threatened litigation related to this Agreement or other Loan Documents or any transactions contemplated hereunder or thereunder. The obligations of confidentiality set forth herein shall not apply to information generally available to the public or in the possession of the receiving party prior to its disclosure under this Agreement or that is given to the receiving party by another person other than in breach of obligations of confidentiality owed by such person to the disclosing party under this Agreement.

        (b) Notwithstanding the foregoing in this Section 8.17, if either party shall be required to disclose any information concerning this Agreement or required to make any public announcement or press release, such party shall not disclose such information or make any public announced or press release without consulting the other party and jointly making such disclosure, announcement or press release.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date and year first above written.



                                      DIAMOND MULTIMEDIA SYSTEMS, INC.



                                      By________________________________________

                                      Its_______________________________________


                                      S3 INCORPORATED


                                      By________________________________________

                                      Its_______________________________________

                       FIRST AMENDMENT TO CREDIT AGREEMENT


        THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this "First Amendment"), dated as of June 14, 1999, by and between DIAMOND MULTIMEDIA SYSTEMS, INC., a Delaware corporation (the "Borrower"), and S3 INCORPORATED, a Delaware corporation (the "Lender"),

                              W I T N E S S E T H:

        WHEREAS, the Borrower and the Lender are parties to a Credit Agreement, dated as of June 11, 1999 (the "Credit Agreement") pursuant to which the Lender has extended certain credit facilities to the Borrower; and

        WHEREAS, the parties desire to amend the Credit Agreement to revise certain conditions to the funding of the second Loan and the third Loan as set forth in Sections 3.3 and 3.4 of the Credit Agreement and to make other changes as more specifically provided for herein:

        NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

        1. Defined Terms. Unless otherwise specifically defined herein, each term used herein which is defined in the Credit Agreement has the meaning assigned to such term in the Credit Agreement.

        2. Amendments.

        (a) Section 3.3(a) of the Credit Agreement is hereby amended to read in its entirety as follows:

               "(a) Warrant. The Borrower shall have issued a common stock purchase warrant on terms satisfactory to the Lender. Nothing in this Agreement, however, shall be deemed to imply an obligation for the Lender or the Borrower to negotiate the terms of such warrant or for the Borrower or Lender to agree as to the terms of such warrant."

        (b) New Sections 3.4(g), (h) and (i) shall be added after Section 3.4(f) of the Credit Agreement as follows:

               "(g) Merger Agreement and Warrant. The Borrower shall have issued a common stock purchase warrant on terms agreed between the Borrower and the Lender and entered into an agreement ("MERGER AGREEMENT") with the Lender pursuant to which the Borrower will merge into, combine its business and assets with or transfer substantially all of its business and assets to the Lender. Nothing in this Agreement, however, shall be deemed to imply an obligation for the Lender or the Borrower to negotiate the terms of such warrant or for the Borrower or Lender to agree as to the terms of such warrant or to enter into any agreement pursuant to which the Borrower will merge into, combine its business and assets with or transfer substantially all of its business and assets to the Lender.

               (h) Assignment or License of Trademark. The Borrower shall have entered into an assignment or license agreement pursuant to which the Borrower shall assign or license its rights in a trademark on terms to be agreed upon between the Borrower and the Lender. Nothing in this Agreement, however, shall be deemed to imply an obligation for the Lender or the Borrower to negotiate the terms of such agreement or for the Borrower or Lender to agree as to the terms of such agreement.

               (i) Negotiation of a Supply Agreement. The Borrower shall have entered into a supply agreement with the Lender upon terms to be agreed upon between the Borrower and the Lender. Nothing in this Agreement, however, shall be deemed to imply an obligation for the Lender or the Borrower to negotiate the terms of such agreement or for the Borrower or Lender to agree as to the terms of such agreement."

        (c) The reference to "Tuesday, June 15, 1999" in Line 2 of Section 6.11 of the Credit Agreement shall be changed to "Tuesday, June 22."

        3. Governing Law. This First Amendment shall be governed by and construed in accordance with the laws of the State of California (without regard to principles of conflicts of law).

        4. Counterparts; Effectiveness; Entire Agreement. This First Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This First Amendment shall be effective on the date when the Lender shall have received a duly executed counterpart hereof signed by Borrower. This First Amendment, together with the Credit Agreement, contains the entire and exclusive agreement of the parties hereto with reference to the matters discussed herein and therein. This First Amendment supersedes all prior drafts and communications with respect thereto. This First Amendment may not be amended except in accordance with the provisions of Section 8.3 of the Credit Agreement.

        5. Ratification of Credit Agreement. Except as amended hereby, all of the provisions set forth in the Credit Agreement remain in full force and effect. As of the effective date of this First Amendment, any reference in the Credit Agreement to "this Agreement" shall mean the Credit Agreement as amended by this First Amendment.

        6. Severability. If any provision of this First Amendment shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        7. Headings. The headings hereof are for convenience only and are not intended to affect the meaning or interpretation of this First Amendment.

        8. Benefit of Agreement. This First Amendment shall inure to the benefit of, and be enforceable by the Lender, the Borrower, and their respective successors and assigns provided that the condition in Section 8.1 of the Credit Agreement is satisfied.

        9. Further Assurances. The Borrower agrees, upon the reasonable request of the Lender, to execute any additional documents and to take any further action, that may be deemed necessary or advisable by the Lender to effectuate the purpose of this First Amendment.

        IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first above written.



                                       DIAMOND MULTIMEDIA SYSTEMS, INC.



                                       By_______________________________________

                                         Its____________________________________


                                       S3 INCORPORATED



                                       By_______________________________________

                                         Its____________________________________